January 30, 2007

The Alger Institutional Funds
Alger SmallCap Growth Institutional Fund
Alger MidCap Growth Institutional Fund
Alger LargeCap Growth Institutional Fund
Alger Capital Appreciation Institutional Fund

There are currently two proxies outstanding with respect to The Alger Institutional Funds:

1.	A proxy dated November 15, 2006, with six proposals outlined below (record date: 10/27/06); and
2.	A proxy dated December 8, 2006 with one merger proposal (record date: 11/28/06).

In order for the Fund to formally conduct business at the joint Special Meeting, we must receive voting instructions from at least 50% of the outstanding shares, making it critical that a majority of shareholders participate. To date, shares for which you are listed as the beneficial owner have not yet voted.

The November 15, 2006 proxy includes the following proposals:

1.	To elect six Trustees of the Trust (it is preferable to have Trustees elected by shareholders);
2.	To approve an Investment Management Agreement with Fred Alger Management, Inc. (necessitated by the technical, Investment Company Act of 1940 “change in control” resulting from Fred Alger’s retirement);
3.	To approve changes to the fundamental investment policies of the portfolios of the Trust (to add flexibility in the future rather than change the funds’ current investment strategies);
4.	To approve a new Distribution Plan pursuant to Rule 12b-1 (Class I shares only – classifying the shareholder servicing fee as a Rule12b-1 fee);
5.	To amend the Trust’s Declaration of Trust (to add flexibility); and
6.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The December 8, 2006 proxy includes a proposal requesting shareholder approval of an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Alger SmallCap Growth Institutional Fund, Alger MidCap Growth Institutional Fund, Alger LargeCap Growth Institutional Fund and Alger Capital Appreciation Institutional Fund (each, a “Fund”) to Alger SmallCap Growth Fund, Alger MidCap Growth Fund, Alger LargeCap Growth Fund and Alger Capital Appreciation Fund (each, an “Acquiring Fund”) in exchange for Class I and Class R shares of the relevant Acquiring Fund, having an aggregate net asset value equal to the value of the Fund’s assets and the assumption by the Acquiring Fund of the Fund’s stated liabilities.

We would like to have the votes in by February 14, 2007, as we must file an updated registration statement for The Alger Funds and any remaining Funds in The Alger Institutional Funds by February 28, 2007.

If plan sponsors have any questions, they should call Hal Liebes at (212) 806-8866, or Lisa Moss at (212) 806-8833. Plan sponsors who have the authority to vote can vote on the ADP Internet voting website (www.proxyvote.com) with their control number.